Exhibit 23.2

Consent of Predecessor Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Post-Effective Amendment No. 1 to Form S-3) and related Prospectus of Solid Power, Inc. for the registration of common stock and warrants and to the incorporation by reference therein of our report dated February 28, 2025, with respect to the consolidated financial statements of Solid Power, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
January 28, 2026